                                                                   Exhibit 10.27

NOTE: PORTIONS OF THIS EXHIBIT ARE THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST BY THE REGISTRANT TO THE SECURITIES AND EXCHANGE COMMISSION. SUCH PORTIONS HAVE BEEN REDACTED AND ARE MARKED WITH A "[*]" IN PLACE OF THE REDACTED LANGUAGE.


                                SUPPLY AGREEMENT

Date: 19th January, 1998

Parties:

1. 'The Supplier': Carbery Milk Products Limited a company incorporated in Ireland whose registered office is at Ballineen, County Cork, Ireland

2. 'The Customer': The Roaring Water Bay Spirits Company Limited a company incorporated in Ireland whose registered office is at Carrick House, 49 Fitzwilliam Square, Dublin 2.

RECITALS:

(A) The Supplier carries on, inter alia, the business of manufacturing and selling the Products.

(B) The Customer intends, with effect from 1 March, 1998 to carry on the business of manufacturing and selling branded vodkas ant other alcoholic drinks and wishes to purchase the Products from the Supplier for that business, and the Supplier is willing to supply the Products to the Customer, on the terms set out in this Agreement.

Operative Provisions:

1    Interpretation

1.1  In this Agreement, unless the context otherwise requires:

     'CREAM LIQUEUR PRODUCTS' means alcohol beverages which contain alcohol and dairy, or alternative fats, which in combination with sweetening and sugars are intended to compete with or replicate existing cream or fat based alcoholic beverages

     'FORCE MAJEURE' means, in relation to either party, any circumstances beyond the reasonable control of that party (including, without limitation, any strike, lock-out or other industrial action)

     'PRODUCTS' means neutral spirit with an alcohol level as set out in the Specification

     'SPECIFICATION' means the specification of the Products described in
     Schedule I or any other specification of the Products agreed in writing between the Supplier and the Customer from time to time

     'PROCESS PROCEDURE' refers to the matters set out in Schedule II

1.2 Any reference in this Agreement to 'writing', or cognate expressions, includes a reference to any communication effected by telex, cable, facsimile transmission or any comparable means.

1.3 The headings in this Agreement are for convenience only and shall not affect its interpretation.

2    Sale of the Products

2.1 During the continuance of this Agreement the Supplier shall sell and the Customer shall exclusively purchase all quantities of the Products and other neutral spirit requirements of the Company required by the Customer subject to the terms and conditions of this Agreement.

2.2 Each order shall specify the quantities of each of the Products by volume and type. The Products or any of them shall be delivered in bulk tanker container form.

2.3

     2.3.1 The Customer shall, where the expected requirement for any one year of the Products is greater than twice that set out for that year in clause 5.1 below, inform the Supplier of such projected increased requirements at least six months in advance of that year;

     2.3.2 The Customer shall give the supplier not less than three months notice of its estimated requirements of the Products for each month and shall promptly notify the Supplier of any changes in circumstances which may affect its requirements.

2.4 If the Customer's orders for the Products exceed (or it appears from any of the estimates or revised estimates given pursuant to clause 2.3 or 5.1 that they will exceed) the output capacity or stocks of the Supplier, whether produced by the Supplier or obtained by the Supplier from a third party the Supplier shall as soon as practicable notify the Customer and, the customer shall, be entitled to obtain from any other person such quantity of the Products as the Supplier is unable to supply in accordance with the Customer's orders.

2.5 For the avoidance of doubt, in the event that the Supplier is unable to supply sufficient quantities of the Products to the Customer and the Customer, as a result of such inability obtains Products from a third party at a cost greater than that which the Customer would have paid to the Supplier, the Supplier shall forthwith repay the difference in price between the price charged by the third party and the price which would have been charged by the Supplier. Any price negotiated with a third party shall be a price negotiated on a commercial basis and at arms length.

3    Conditions of sale

     All sales of the Products sold pursuant to this Agreement shall be subject to the terms and conditions of this Agreement and shall prevail over any other terms and conditions unless this Agreement is varied by the parties hereto. This Agreement shall not be and shall not be deemed to be varied by the parties hereto unless the parties state in writing that this Agreement is so varied.

4    Specification of the products

4.1 All Products sold by the Supplier to the Customer pursuant to this Agreement shall conform in all respects to the Specification.

4.2 The parties shall consult with each other from time to time during the continuance of this Agreement in order to ensure that the Specification is acceptable to both parties, and the Specification may subsequently be changed by agreement in writing by the parties.

4.3 Testing of the Products shall take place in accordance with the provisions of Schedule II.

4.4 If as a result of inspection or testing the Customer is lot satisfied that the Products will comply in all respects with the Specification and the Customer so informs the Supplier within 7 days of inspection of testing, the Supplier shall take such steps as are necessary to ensure compliance.

4.5 The Products shall be marked in accordance with the Customer's instructions and any applicable regulations or requirements of the carrier, and properly packed and secured so as to reach their destination in an undamaged condition in the ordinary course.

5    Orders & Supply

5.1 The Customer projects (but without commitment to purchase) that it will purchase from the Supplier the following quantities of Product in the years set out below (where reference to Year 1 refers to the 12 month period commencing on 1 June, 1998 and reference to each subsequent year refers to each 12 month period thereafter).

         No. of Cases    Litres of Alcohol
         ------------   -------------------
Year 1    *              *      litres p.a.
     2    *              *      litres p.a.
     3    *              *      litres p.a.
     4    *              *      litres p.a.
     5    *              *      litres p.a.

6    Trade Secrets

6.1 The parties agree that notwithstanding any termination in accordance with clause 12 hereof, they shall not use any name, trademark, trade name or logo of the other party. The Supplier shall not be entitled either by implication or otherwise to any title, or right of interest in any trademarks, trade names, logos or symbols employed, designed, or developed by the Customer in connection with the Products. The Supplier further acknowledges that it is granted no rights in relation to copyright or other rights of whatever nature subsisting in any Product produced or developed by the Customer.

     In particular the Supplier acknowledges that all and any sights subsisting in any bottle or graphic representation (including any label on any bottle) belongs to the Customer.

6.2 The Supplier acknowledges that it has no right to sell any brands of vodka or other branded alcoholic product produced or developed by the Customer throughout the world. The Customer acknowledges that the provisions of clause 15.2 do not apply insofar as they relate to Cream Liqueur Products.

7    Manufacture and delivery of the Products

7.1 The Supplier shall use its best endeavours to manufacture and maintain sufficient stocks of the Products to fulfill its obligations under this Agreement.

7.2 The Supplier shall ensure delivery of each of the Customer's orders of the Products on the date specified in the order, and time of delivery stall be of the essence.

7.3 Delivery of the Products shall be on a CIF basis and shall take place at the premises of Terra Limited at Institute Road, Bailieboro, Co Cavan or such other location as the Customer may agree with the Supplier. The obligation to store the Products in bonded warehouse storage shall pass from the Supplier to the Customer or its nominee upon delivery of the Products pursuant to clause 7.3 to the Customer or its agents.

7.4 The Supplier shall comply with all applicable regulations or other legal requirements concerning the manufacture and delivery of the Products.

7.5 The Customer, or its nominee, shall be entitled to reject any Products delivered which are not in accordance with the Specification within 14 days of delivery of the Products to the Customer or its nominee as the case may be and failing such rejection, be deemed to have accepted the Products one day after expiry of such 14 day period.

7.6 The Supplier shall supply the Customer or its nominee in good time with any instructions or other information required to enable the Customer or its nominee to accept delivery of the Products.

7.7 If the Customer or its nominee rejects any delivery of the Products which are not in accordance with clause 7.5 the Supplier at its own cost shall forthwith take possession of such Products and remove them from the premises of Terra Limited or from such other location to which such Products were delivered and the Supplier shall within 10 days of being requested to do so by the Customer or its nominee supply replacement Products which are in accordance with the Specification (in which event the Supplier shall not be deemed to be in breach of this Agreement or have any liability to the Customer) or shall notify the Customer or its nominee that it is unable to do so, whereupon the Customer or its nominee shall be entitled to obtain from any other person such quantity of the Products as the Supplier has been unable so to supply, and the provisions of clause 2.5 shall apply accordingly.

7.8 The Supplier on request, shall, at the Suppliers cost, send to the Customer or its nominee samples of the Products or any other Products manufactured by the Supplier.

8    Risk and Property

8.1 Risk of damage to or loss of the Products shall pass to the Customer upon delivery to the Customer or its nominee in accordance with clause 7.3.

8.2 The property in each consignment of the Products delivered shall pass to the Customer upon payment in full for all of the Products contained in such consignment unless payment for such Products is made prior to delivery, when it shall pass to the Customer once payment has been made and the Products have been appropriated to the Customer.

8.3 If the Customer shall sell or otherwise dispose of the Products, or any of them before payment in full by the Customer has been made to the Supplier, the Customer shall in such case hold all monies received by it from such sale or disposal in trust for the Supplier and shall on request furnish the Supplier with the names and addresses of the persons to whom such disposals have been made together with all necessary particulars to enable the Supplier to recover any outstanding sums due from such persons. So long as the property in the Products shall remain in the Supplier, the Customer shall hold the Products as bailee for the Supplier and store the Products so as to clearly show them to be the property of the Supplier, and the Supplier shall have the right in default of payment by the Customer for such Products as and when due, without prejudice to the obligations of the Customer to purchase the Products, to retake possession of the Products (and for that purpose to go upon any premises occupied by the Customer).

     Nothing in this clause shall confer any right upon the Customer to return the Products. The Supplier may maintain an action for the price notwithstanding that property in the Products shall have vested in the Customer.

     Default by Customer

          (a)  If the Customer: -

               (i) fails to comply with any material term of this Agreement (including stipulations as to payment);

               (ii) commits an act of bankruptcy, makes an arrangement or composition with the creditors or suffers any distress or execution; or

               (iii) resolves to or is ordered to be wound up or has a receiver or examiner appointed

     then, in any such event, the Supplier shall have the right (without prejudice to any other remedies) to cancel any completed order and withhold or suspend delivery of further Products, and to demand payment forthwith of all sums due by the Customer to the Supplier.

          (b) In the event the Supplier exercises any rights it may have, under this Agreement to stop goods in transit which have been ordered by the

               Customer, the Supplier may at its option resell such Products at public or private sale without notice to the Customer and without affecting the Supplier's rights to hold the Customer liable for any loss or damage caused by breach of contract by the Customer.

9    Warranties and liability

9.1  The Supplier warrants to the Customer that the Products:

     9.1.1 will be of satisfactory quality (within the meaning of the Sale of Goods Act, 1893 and the Sale of Goods and Supply of Services Act, 1980 as amended) and fit for any purpose held out by the Supplier;

     9.1.2 will be free from defects in design, material and workmanship;

     9.1.3 will correspond with the Specification or any relevant sample; and

     9.1.4 will comply with all statutory requirements and regulations relating to the sale of the Products;

9.2 Without prejudice to any other remedy, if any Products are not supplied in accordance with this Agreement, then the Customer shall be entitled:

     9.2.1 following rejection of Product in accordance with clause 7.5 to require the Supplier to supply replacement Products in accordance with this Agreement within 7 days; or

     9.2.2 at the Customer's sole option, require the repayment of any part the price which has been paid for such Products.

9.3 The Supplier shall indemnify and keep indemnified the Customer in full against all liability, loss, damages, costs and expenses (including legal expenses) awarded against or incurred or paid by the Customer as a result of or in connection with:

     9.3.1 breach of any warranty given by the Supplier in relation to the
          Products:

     9.3.2 any claim that the Products infringe, or their importation, use or resale, infringes, the patent, copyright, design right, trade mark or other intellectual property rights of any other person, except to the extent that the claim arises from compliance with any Specification supplied by the Customer;

     9.3.3 any act or omission of the Supplier or its employees, agents or sub-contractors in supplying or delivering the Products.

9.4 The procedures described in Schedule II shall be employed by the parties in order to facilitate the ascertainment of responsibility for any defect in the products or any failure to comply with the Specification.

9.5  Infringement

     The Customer shall indemnify and keep indemnified the Supplier against all damages, penalties, costs and expenses to which the Supplier may become liable as a result of work done or the supply of goods in accordance with the Customer's specifications which involves the infringement of any letters patent, registered design, copyright, trademark or trade name or other rights of confidentiality of information or industrial, commercial or intellectual property.

10   Price of the products

10.1 The price for the Products shall be as set out in Schedule III and is: -

     10.1.1 inclusive of any costs of carriage and insurance of the Products;
          and

     10.1.2 exclusive of any value added tax or other applicable sales tax or duty, which shall be added to the sum in question.

10.2 the Supplier shall invoice the Customer by the fifth day after delivery of the Products in respect of each such delivery and the customer or its nominee shall make payment in respect of such deliveries within 60 days of the receipt thereof;

10.3 The price of the Products, until 31 March, 1999 shall be those as set out in Schedule III hereto;

10.4 There shall be no variation in the prices charged by the Supplier as set out in Schedule III prior to 31 March 1999.

10.5 Any proposal to increase prices of the Products shall be notified in writing to the Customer not less than 90 days prior to implementation of such increases.

11   Force majeure

11.1 If either party is affected by Force Majeure it shall promptly notify the other party of the nature and extent of the circumstances in question.

11.2 Notwithstanding any other provision of this Agreement, neither party shall be deemed to be in breach of this Agreement, or otherwise be liable to the other, for any delay in performance or the non-performance of any of its obligations under this Agreement, to the extent that the delay or non-performance is due to any Force Majeure of which it has notified the other party, and the time for performance of that obligation shall be extended accordingly.

11.3 If at any time the Supplier claims Force Majeure in respect of its obligations under this Agreement with regard to the supply of the Products, the Customer shall be entitled to obtain from any other person such quantity of the Products as the Supplier is unable to supply.

12   Duration and termination

12.1 This Agreement shall come into force on the date of final completion in accordance with the terms of the Shareholders Agreement referred to at clause 12.6 below and, subject to the following provisions of this clause, shall, continue in force for an initial period of five years, thereafter renewable on terms to be agreed by the parties.

12.2 Either party shall be entitled forthwith to terminate this Agreement by written notice to the other if:

     12.2.1 that other party commits any continuing or material breach of any of the provisions of this Agreement and, in the case of such a breach which is capable of remedy, fails to remedy the same within 30 days after receipt of a written notice giving full particulars of the breach and requiring it to be remedied;

     12.2.2 an encumbrancer takes possession or a receiver is appointed over any of the property or assets of that other party;

     12.2.3 that other party makes any voluntary arrangement with its creditors or becomes subject to an administration order;

     12.2.4 that other party goes into liquidation (except for the purposes of an amalgamation, reconstruction or other reorganisation and in such manner that the company resulting from the reorganisation effectively agrees to be bound by or to assume the obligations imposed on that other party under this Agreement);

     12.2.5 an examiner is appointed to that other party under Section 2 of the Companies (Amendment) Act, 1990; or

     12.2.6 that other party ceases, or threatens to cease, to carry on business;

     12.2.7 the Supplier is unable or unwilling to supply the Customer with its full requirements of the Products pursuant to this Agreement.

12.3 Any waiver by either party of a breach of any provision of this Agreement shall not be considered as a waiver of any subsequent breach of the same or any other provision.

12.4 The rights to terminate this Agreement given by this clause shall not prejudice any other right or remedy of either party in respect of the breach concerned (if any) or any other breach.

12.5 Upon the termination of this Agreement for any reason, subject as otherwise provided in this Agreement and to any rights or obligations which have accrued prior to termination, neither party shall have any further obligation to the other under this Agreement.

12.6 This Agreement shall automatically terminate upon the termination (n accordance with the terms thereof) of a certain Shareholders Agreement dated 19 December, 1997 entered into between Mr. Patrick Rigney, Mr. David Phelan, Tanis Investment Limited, the Supplier and the Customer.

13   Nature of agreement

13.1 This Agreement is personal to the parties, and neither of than may, without the written consent of the other, assign, mortgage, charge (otherwise than by floating charge) or dispose of any of its rights hereunder, or sub-contract or otherwise delegate any of its obligations under this Agreement;

13.2 Nothing in this Agreement shall create, or be deemed to create, a partnership between the parties.

13.3 This Agreement contains the entire agreement between the parties with respect to its subject matter, supersedes all previous agreements and understandings between the parties, and may not, without prejudice to the provisions of clause 3 hereof, be modified except by an instrument in writing signed by the duly authorised representatives of the parties.

13.4 If any provision of this Agreement is :held by any court or other competent authority to be void or unenforceable in whole or part, the other provisions of this Agreement and the remainder of the affected provisions Shall continue to be valid.

13.5           (i)  This Agreement shall be governed by and construed in all respects in accordance with the laws of Ireland;

               (ii) In the event that there shall be any dispute between the parties hereto in relation to this Agreement, then any party may serve notice on the others specifying the nature of the dispute and if such dispute is not settled within 60 days from the date of the service of such notice, then either party may serve on the other a notice requiring the matter to be submitted to arbitration. The arbitrator shall be agreed by the parties within 30 days of the date of such notice and failing such agreement the arbitrator shall be determined by the President for the time being of the Law Society. The decision of such arbitrator as to the dispute shall be final and binding on the parties and the provisions of the Arbitration Act, 1954 and 1980 shall apply to such arbitration.

14   Notices and service

14.1 Any notice. or other information required or authorised by this Agreement to be given by either party to the other may be given by hand or sent (by first class pre-paid post, telex, cable, facsimile transmission or comparable means of communication) to the other party at the address of each of the parties hereinbefore referred to.

14.2 Any notice or other information given by post under clause this clause 14 which is not returned to the sender as undelivered shall be deemed to have been given on the third day after the envelope containing the same was so posted; and proof that the envelope containing any such notice or information was properly addressed, and sent by first class, pre-paid post, and that it has not been so returned to the sender, shall be sufficient evidence that such notice or information has been duly given.

14.3 Any notice or other information sent by telex, cable, facsimile transmission or comparable means of communication shall be deemed to have been duly sent within 24 hours of the date of transmission.

14.4 Service of any legal proceedings concerning or arising out of this Agreement shall be effected by causing the same to be delivered to the company secretary of the party to be served at its registered office, or to such other address as may be notified by the party concerned in writing from time to time.

15   Confidentiality Clause and Covenant

15.1 Each of the Parties hereto irrevocably undertake that they shall keep all information of a confidential nature in particular, but not limited to, that concerning the business, organisation, processes, methods, technology, compositions, systems, techniques used, data, finances, dealings transactions or other affairs of each party hereto confidential and shall not at any time, without prior written consent, disclose or permit the disclosure of any such information to any person, and shall take all steps and do all things that are reasonably necessary or prudent or desirable in order to safeguard the confidentiality of any such information and shall not publish any information so disclosed in written form or verbally, or make use of or divulge to third parties any information so disclosed or any sample of material so provided to it, its directors, employees, agents and consultants by the other party hereto or its employees, agents or representatives concerning or in connection with any manufacturing, marketing or engineering operations or any research, development or testing activities carried out by the Supplier or the Customer in relation to the Products.

15.2 The Supplier shall not during the period of this Agreement do any of the following without the prior written consent of the Customer.

     15.2.1 either solely or jointly with or on behalf of any person directly or indirectly carry on or be engaged or interested (except as a holder for investment purposes of securities dealt with on a recognised stock exchange) in any business in Ireland which competes directly or indirectly with the business of the Customer, in so far as it relates to the development, manufacture or supply of vodka or whiskey;

     15.2.2 solicit the custom of any person in Ireland who is or has been at any time during the period of this Agreement a customer of the Customer for the purposes of offering to such customer vodka or whiskey which compete directly or indirectly with those manufactured and/or supplied by the Customer; or

     15.2.3 solicit or entice away or endeavour to solicit or entice away any director or employee of the Customer save that such restriction shall be without prejudice to the right of the Customer to terminate arrangements under which any executive personnel of Carbery are seconded to the Customer from time to time;

     PROVIDED HOWEVER that nothing herein will preclude or restrict the Supplier from offering any goods similar to those previously supplied by the Customer but subsequently discontinued and not supplied by the Customer at the time when such similar goods are offered by the Supplier. Notwithstanding the above and for the avoidance of doubt, the supply or provision of neutral spirits alcohol, Cream Liqueurs, cream or other raw materials by the Supplier to competitors of the Customer or to any other party or parties is not restricted by this clause 15.2.

16   Severability

     Each of the provisions of this Agreement is separate and severable and enforceable accordingly and if at any time any provision is adjudged by any court of competent jurisdiction to be void or unenforceable the validity, legality and enforceability of the remaining provisions hereof and of that provision in any other jurisdiction shall not in any way be affected or impaired thereby.

                                   SCHEDULE I

                                  Specification

Specification                                 Standard
-------------                                 --------
Clarity                                          *

Organoleptic                                     *

Alcohol Strength % v/v                           *

*Diacetyl                                        *

*Absorbance (@270mm)                             *

*Aldehydes                                       *

*Esters (as Ethyl Acetate)                       *

*Methanol                                        *

*Higher Alcohols                                 *

*Total Acidity                                   *

*Volatile Bases                                  *

*Furfural                                        *

*Dry Extract                                     *

*Note: All deliveries made to customer must be accompanied by a Certificate of Conformance.

                                   SCHEDULE II

                         PROCESS PROCEDURE FOR CUSTOMERS

(1) Bulk Spirit, on ordering is produced to RWBS specifications from the Supplier, Carbery Milk Products.

(2) on arrival from Carbery the product is accompanied by a Certificate of Conformance and weighed to ensure that the correct volume has been received. Samples of 250m1 are retained by Terra and the customer and a sample is lifted for Carbery.

(3)  The spirit is then transferred to RWBS premises.

(4) Manufacturing of Vodka commences by transferring the quantity of spirit delivered to a product dilution tank.

(5)  This product is diluted with de-ionised water to 55% v/v.

(6) The Product is then manufactured by pumping the 55% v/v spirit through activated carbon beds for approximately 15 mins. At this stage, the product is tested for taste and clarity and when approved is pumped through a final clarifying filter to the final bottling product tank.

(7) The manufactured product in the bottling tank is then diluted with de-ionised water to the desired bottling strength as per specification. Five samples of final product are taken, two samples for Terra, one for retaining and one for testing, two samples for Carbery, one for retaining and one for testing.

(8) All samples following manufacture, including the bulk spirit samples, are sent to Carbery the day after production.

(9) The manufactured product is jointly approved by both Terra and Carbery within three days. If there are any issues regarding the samples a joint decision between all parties will be decided upon. One sample is retained by RWBS. The procedures in this paragraph shall be reviewed by all the parties after the production of the first six batches of the manufactured product.

(10) The approved product is transferred to Terra.

(11) The product is filtered to bottling line and bottled to the required specification. Two samples are retained from the bottling line, one for RWBS and one for Terra.

(12) Once bottling is completed and approved by Terra, the product is then released to meet the customer's order.

                                  SCHEDULE III

                                     PRICES

Year l       * per litre
Year 2       * per litre
Year 3       no greater than * per litre
Year 4 & 5   to be agreed

Signed for and on behalf of

CARBERY MILK PRODUCTS LIMITED

in the presence of:

/s/ Mark Ward
AOL Goodbody Solicitors                 /s/ Colm Leen
Dublin 2                                ----------------------------------------
                                        Director


                                        ----------------------------------------
                                        Director / Secretary

Signed for and on behalf of

THE ROARING WATER BAY SPIRITS COMPANY LIMITED

in the presence of:

/s/ Fergal Brennan
Matheson Ormsby Prentice                /s/ David Phelan
Solicitors                              ----------------------------------------
30 Herbert Street                       Director
Dublin 2

                                        /s/ Pat Rigney
                                        ----------------------------------------
                                        Director / Secretary